UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

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On May 12, 2008, Thornburg Mortgage, Inc. (the “Company”) posted the following document on its internet Web site for the benefit of shareholders entitled to vote at the Company’s 2008 Annual Meeting of Shareholders.

Timeline of the Crisis

Beginning in August of 2007, we were forced to make a series of difficult decisions when financing for mortgage-backed securities and mortgage loans became difficult to obtain due to the almost total collapse of the secondary mortgage market where we secure financing for our acquired and originated adjustable-rate mortgage assets. We met these challenges by taking a number of initiatives in the third quarter of 2007, including the sale of $21.9 billion of our mortgage assets, the pay-down of approximately $21.4 billion of operating debt, the termination of $44.0 billion of interest rate hedging instruments, and the completion of a preferred stock capital raise of $545.3 million. However, beginning on February 14, 2008, mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio. This made it difficult for us to obtain financing, and, as a result of these declining prices, we were also subject to margin calls and margin increases on these collateralized financings.

What follows is a timeline of the events in 2008 that added to the recent mortgage industry crisis and what our management team did in its attempt to preserve the company.

Thursday, February 14

Mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio.

Friday, February 15

Due to the falling market value of mortgage-backed securities, Thornburg Mortgage’s $2.9 billion of super senior, credit-enhanced mortgage-backed securities, all of which were rated “AAA” and backed by Alt-A mortgage collateral, become subject to margin calls. However, these securities had not realized any credit losses.

Thursday, February 14 through Wednesday, February 27

Thornburg Mortgage meets margin calls from certain of its reverse repurchase agreement lenders totaling more than $300 million.

Wednesday, February 27

The deterioration in prices of mortgage-backed securities continues and Thornburg Mortgage incurs additional margin calls in an amount in excess of $270 million. As a result of prior margin calls, Thornburg Mortgage does not have sufficient liquidity to meet the substantial majority of the most recent margin calls. Thornburg Mortgage’s management team continues working with its reverse repurchase agreement lenders to address the issue of future margin calls.

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Thursday, February 28

JPMorgan Chase Bank, N.A., one of Thornburg Mortgage’s reverse repurchase agreement lenders delivers a notice of an event of default under its reverse repurchase agreement after the company failed to satisfy a margin call in the amount of approximately $28 million. The aggregate amount of proceeds lent to the company under the JPMorgan Chase Bank, N.A. reverse repurchase agreement was approximately $320 million.

Monday, March 3

In a letter dated March 3, 2008, Thornburg Mortgage receives a notice of an event of default from Natixis Securities North America Inc. after failing to meet a margin call of $6 million. The aggregate amount of proceeds lent to the company under the Natixis agreement was approximately $163 million. The company also receives a notice of an event of default from ING Financial Markets LLC, dated March 3, 2008, after failing to repurchase approximately $70 million in AAA-rated securities. The aggregate amount of the proceeds lent to the company under the ING reverse repurchase agreement was approximately $707 million.

Thornburg Mortgage completes a collateralized mortgage debt transaction collateralized by $992 million of the company’s prime hybrid ARM loans. While this transaction does not provide cash to the company, it does allow Thornburg Mortgage to permanently finance loans in a manner that is not subject to margin calls and also reduces the company’s borrowings under its ARM loan warehouse financing lines by approximately $920 million.

(Select image to enlarge)

Tuesday, March 4

In a letter dated March 4, 2008, Thornburg Mortgage receives a notice of event of default from Goldman, Sachs & Co. after failing to meet a margin call of approximately $54 million. The aggregate amount of proceeds lent under the Goldman Sachs reverse repurchase agreement was approximately $550 million.

Thursday, March 6

Thornburg Mortgage’s outstanding margin calls total $610.0 million, significantly exceeding the company’s available liquidity. From December 31, 2007 through March 6, 2008, Thornburg Mortgage receives $1.8 billion in margin calls. Through March 6, Thornburg Mortgage satisfied $1.2 billion of those margin calls primarily by using its available liquidity, principal and interest payments and proceeds from asset sales.

Friday, March 7

Thornburg Mortgage announces that it has received a letter, dated March 4, 2008, from its independent auditor, KPMG LLP, stating that no further reliance should be placed on the auditors’ reports dated February 27, 2008, on (1) the company’s consolidated financial statements as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007, (2) its financial statement schedule – mortgage loans on real estate and (3) its effectiveness of internal control over financial reporting as of December 31, 2007, that were contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Thornburg Mortgage’ Board of Directors Board of Directors determines that the financial statements for the year ended December 31, 2007 should be restated. The company notes that difficult market conditions resulted in a significant deterioration in the prices of mortgage-backed collateral, which combined with a liquidity position under heavy pressure from increased margin calls by its reverse repurchase agreement lenders, a portion of which the company has been unable to meet, have raised substantial doubt about the company’s ability to continue as a going concern.

Tuesday, March 11

Thornburg Mortgage files an amended 10-K, restating its consolidated financial statements for the year ended December 31, 2007, due to adverse developments in the mortgage finance and credit markets since August 2007 that have resulted in a significant deterioration of market prices of the company’s mortgage-backed securities. The amended 10-K reflects that the company’s total impairment charge is $676.6 million for the year ended December 31, 2007. The company also states that it may not have the ability to hold certain of its securitized ARM loans to maturity.

Additionally, the company receives a notice of event of default from Morgan Stanley & Co. Incorporated after failing to meet a margin call of approximately $9 million. The notice states that Morgan Stanley has exercised or will exercise its rights under the reverse purchase agreement. The aggregate amount of the proceeds lent to the company under the reverse repurchase agreement was approximately $49 million.

Thursday, March 13

The company sells mortgage-backed securities, primarily rated AAA, from its portfolio. At March 13, 2008, the company had completed sales of more than 150 mortgage-backed securities for which it received aggregate proceeds of approximately $3.0 billion. Each of these sales was individually insignificant, but, in the aggregate, constituted a significant amount of the company’s assets. The company is unable to identify the purchasers of the mortgage-backed securities since the securities were sold through securities dealers.

Monday, March 17

On March 17, 2008, Thornburg Mortgage enters into an override agreement with five of its remaining counterparties and their affiliates, including Greenwich Capital Markets, Inc., Royal Bank of Scotland PLC, Greenwich Capital Derivatives Inc., Bear Stearns Investment Products Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, UBS Securities LLC and Credit Suisse International, to its reverse repurchase, securities lending and auction swap agreements. As part of the Override Agreement, the company’s remaining reverse repurchase agreement lenders agree to suspend for 364 days their rights to invoke margin calls and related rights under the company’s reverse repurchase, securities lending and auction rate swap agreements with them. The continued effectiveness of the Override Agreement is contingent upon a variety of factors that are specified in the Override Agreement, one of the most significant of which is that, Thornburg Mortgage must raise $1 billion in new capital.

Wednesday, March 19

Thornburg Mortgage attempts a public offering of $1 billion in convertible senior subordinated notes. However, the proposed offering fails to attract enough investor interest to satisfy the capital-raise condition of the override agreement. The Board of Directors continues considering other alternatives, including financing certain unencumbered assets, publicly offering for sale preferred stock and convertible debt, declaring bankruptcy, liquidating all of Thornburg Mortgage’s assets and selling the company to another company, but the Board determined that each of these alternatives was either unavailable, insufficient to pay all margin calls and provide sufficient reserves to cover additional margin calls, insufficient to meet the terms of the Override Agreement or even more dilutive to shareholders.

Monday, March 24

With the override agreement deadline rapidly approaching and with no other investors offering viable term sheets, Thornburg Mortgage receives a proposal from MatlinPatterson, in which MatlinPatterson would agree to participate as lead investor in a private placement of up to $1.35 billion in senior subordinated secured notes due in 2015, warrants to purchase shares of the company’s common stock and participations in the principal of a specific mortgage-backed securities portfolio.

Tuesday, March 25

Thornburg Mortgage announces that it will commence the private placement described above.

Thursday, March 27

As Thornburg Mortgage’s management team negotiates the terms of the private placement, the company announces that its reverse repurchase agreement financing partners have extended to (March 28, 2008) the deadline for raising $1 billion in new capital.

Friday, March 28

Thornburg Mortgage announces that it has been granted an additional extension by its reverse repurchase agreement financing partners through March 31, 2008, to raise a minimum of $1 billion in new capital under the Override Agreement the company entered into with five of its remaining reverse repurchase agreement counterparties.

Monday, March 31

Thornburg Mortgage completes the private placement.

While the proceeds of this transaction allow the company to meet its immediate financial obligations with its reverse repurchase lenders, the company now needs to obtain shareholder approval of two amendments to its charter and to successfully complete other conditions of the financing transaction in order to put itself in a position to resume normalized business operations.

Thornburg Mortgage Proxy FAQs

As a Thornburg Mortgage shareholder, what am I being asked to vote on?

The Board of Directors is recommending you vote in favor of three separate proposals:

•	The election of three nominees to serve on our Board of Directors as Class II directors, each to serve for a three-year term and until his successor is duly elected and qualified;

•	An amendment to our charter to increase the number of authorized shares of capital stock from 500 million to 4 billion shares; and

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An amendment to our charter with respect to each outstanding series of our preferred stock that among other things, will remove restrictive covenants that currently prohibit us from purchasing our preferred stock when all cumulative dividends on the related series of preferred stock have not been paid in full, make the dividends on the preferred stock non-cumulative and eliminate all accrued but unpaid dividends, and eliminate substantially all voting rights of the preferred stockholders.

While we do not anticipate any other matters, you may be asked to vote on any additional business that properly comes before the 2008 Annual Meeting.

This set of questions and answers is taken from information contained in the Proxy Statement dated April 29, 2008 for the Annual Meeting of Shareholders and should be read in conjunction with the Proxy Statement. We strongly urge you to read the Proxy Statement.

Questions and Answers

1.	Thornburg Mortgage’s situation. [Link to below Q&A]

2.	Election of three nominees to serve on Thornburg Mortgage’s Board of Directors. [Link to below Q&A]

3.	Charter amendment increasing authorized shares of capital stock. [Link to below Q&A]

4.	Charter amendment with respect to each outstanding series of our preferred stock [Link to below Q&A]

5.	How do I vote and why? [Link to below Q&A]

6.	What if I have questions about issues in the proxy or how to vote? [Link to below Q&A]

Thornburg Mortgage’s situation

Why did the industry fall on such hard times?

The mortgage industry is facing some of its most difficult years in the history of the industry. Residential real estate values have declined significantly throughout the United States and defaults and foreclosures are reaching historic highs. Due to fears in the marketplace and demands of lenders, Thornburg Mortgage – and much of the mortgage industry – was faced with and continues to face sudden and severe liquidity problems stemming from large volumes of margin calls on mortgage-backed securities -from our lenders.

How is Thornburg still in business?

Beginning on February 14, 2008, mortgage-backed securities prices once again declined significantly, and there was a deterioration in the liquidity and market prices for high quality mortgage-backed securities in our portfolio. This made it difficult for us to obtain financing, and, as a result of these declining prices, we were also subject to margin calls and margin increases on our collateralized financings. From December 31, 2007 through March 6, 2008, we received $1.8 billion in margin calls, of which approximately $907 million occurred after February 14, 2008. While we were able to meet margin calls of $1.2 billion, on March 6, 2008, we were unable to meet $610 million of remaining margin calls. Despite negotiations with our reverse repurchase agreement counterparties during the first two weeks of March, by March 12, 2008, we had received notices of events of default from five different reverse repurchase agreement counterparties, on an aggregate amount of $1.8 billion in outstanding obligations to these counterparties. We were able to negotiate with our reverse repurchase agreement and auction swap agreement lenders to secure a 364-day reprieve from margin calls and a reduction of margin requirements. This agreement required us to raise at least $1 billion in capital in a very short period of time. We were able to raise $1.35 billion in financing from MatlinPatterson and 49 other investors that helped maintain our ability to stay afloat.

Is Thornburg Mortgage out of trouble?

No. We are still navigating through these tough times, and, the financing transaction with MatlinPatterson and the other investors included conditions that we must meet in order for us to be put in a position to resume normalized business operations. Approval of the proposals in the proxy is necessary to meet some of those conditions and approval will help us rebuild our core business: originating and securitizing loans. We still have a lot to do, but these proxy issues are a priority. Your vote is very important for the future of Thornburg Mortgage.

Wouldn’t bankruptcy be a better option?

The Board of Directors considered other alternatives, including financing certain unencumbered assets, publicly offering for sale preferred stock and convertible debt, declaring bankruptcy, liquidating all of our assets and selling ourselves to another company, but determined that each of these alternatives was unavailable, insufficient to pay all margin calls and provide sufficient reserves to cover additional margin calls, insufficient to meet the terms of the Override Agreement or even more dilutive to shareholders than completion of the recent financing transaction.

In addition, given the terms and conditions of the standard reverse repurchase agreement contracts and the fact that certain provisions of U.S. bankruptcy law do not offer protection with respect to these agreements, the Board determined that existing shareholders were likely to receive nothing if we were to declare bankruptcy.

Election of three nominees to serve on Thornburg Mortgage’s Board of Directors

Why is a vote required for this?

This election of nominees to serve on our Board is a normal part of our business and is a requirement of our bylaws.

Who are the nominees?

David J. Matlin, Mark R. Patterson and Francis I. Mullin, III – all are existing Class II directors on the current Board.

What is their previous experience?

David J. Matlin, age 46, has been one of our directors since April 2008. Mr. Matlin is the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group since its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P., from 1988 to 1994. Mr. Matlin serves on the Boards of Global Aero Logistics and Goss International. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania.

Francis I. Mullin, III, age 64, has been one of our directors since January 2001. Mr. Mullin is currently managing member of Triumfo Property, L.L.C., which owns real estate assets in Santa Fe, New Mexico, and owner of Vanessie of Santa Fe, a restaurant located in Santa Fe, New Mexico. From 1991 to 1995, he served as President and Chief Operating Officer of The Seven-Up Company. Mr. Mullin also served as Executive Vice President and Director of Dr. Pepper/Seven-Up Companies, Inc. prior to their acquisition by Cadbury Beverages in 1995. Over an 18-year period prior to that, he held numerous positions, including President of Canada Dry USA, President of Domestic Operations for RJR Nabisco’s Del Monte Franchise Beverages, and President and Chief Operating Officer of Tofutti Brands, Inc. Mr. Mullin currently serves on the Board of Directors of The Community Coffee Company.

Mark R. Patterson, age 56, has been one of our directors since April 2008. Mr. Patterson is Chairman and cofounder of MatlinPatterson Global Advisers LLC. Mr. Patterson has over 30 years of financial markets experience at Credit Suisse First Boston (Vice Chairman), Scully Brothers & Foss L.P., Salomon Brothers Inc. and Bankers Trust Company. Mr. Patterson serves on the Board of Directors of Allied World Assurance in Bermuda, and on the Dean’s Executive Board of the NYU – Stern School of Business. Mr. Patterson holds BA degrees in Law and in Economics (with Honors) from South Africa’s Stellenbosch University and an MBA (with distinction) from New York University – Stern School of Business.

Charter amendment increasing authorized shares of capital stock

How do shareholders benefit if the amendment to our charter to increase the number of authorized shares is approved?

By approving the proposed amendment to increase the number of authorized shares of capital stock, Thornburg Mortgage can meet one of the conditions of the financing transaction led by MatlinPatterson so that there will be an opportunity to rebuild shareholder value. We will still need to successfully complete the tender offer for our preferred stock described in the proxy materials and issue additional warrants to certain investors in the financing transaction in order to fully meet the conditions of the financing transaction.

If the proposed amendment to increase the number of authorized shares is approved, we successfully complete the tender offer for our preferred stock and issue additional warrants to certain investors in the financing transaction, then our ability to resume normalized business operations will be improved.

In effect, the approval of the amendment to increase the number of authorized shares of capital stock will satisfy one of the conditions necessary to:

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Reduce our interest rate payments on senior subordinated secured notes due 2015 to 12% from 18%, reducing our aggregate interest expense by an anticipated $69 million per year until the notes are repaid;

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Terminate the Principal Participation Agreement and thereby create additional cash flow for us because after March 19, 2009, principal payments on the securities subject to our reverse repurchase agreements may be received by Thornburg Mortgage rather than required to be made to the participants in the Principal Participation Agreement. Furthermore, any future appreciation in the fair market value of the mortgage-backed securities subject to the reverse repurchase agreements would be recovered by Thornburg Mortgage for the benefit of our shareholders; and

•	Issue additional senior subordinated secured notes in exchange for the $200 million of escrowed funds, which will be used for the purpose of funding the cash portion of the tender offer.

What happens if shareholders VOTE AGAINST and do not approve the amendment to our charter to increase the number of authorized shares of capital stock?

There will be several significant adverse consequences for us and our shareholders if the proposal to amend our charter to increase the number of authorized shares of capital stock is not approved.

First, if the charter amendment is not approved, the interest rate on our senior subordinated secured notes due 2015 will remain at 18% per annum, instead of being reduced to 12%. This means that we will make additional annual interest payments of approximately $69 million to the holders of those notes until the notes are repaid.

Second, our new investors under the Principal Participation Agreement will be entitled to 100% of the principal payments on a significant portfolio of mortgage-backed securities generally commencing on March 19, 2009 through March 31, 2015. The investors in the Principal Participation Agreement would also be entitled to a payment on March 31, 2015 equal to the fair market value of the mortgage-backed securities subject to the reverse repurchase agreements in excess of any financing related to those assets. Additionally, any future appreciation in the fair market value of these assets would be recovered by investors in the Principal Participation Agreement, as opposed to being recovered by Thornburg Mortgage for the benefit of our shareholders. This will make it difficult for us to resume normalized business operations.

Third, we will not be able to issue additional senior subordinated secured notes in exchange for the $200 million of escrowed funds as described above.

Does Thornburg Mortgage intend to issue all 3.5 billion of additional shares it’s asking shareholders to authorize?

No. If the proposal to amend our charter to increase the number of authorized shares of capital stock is approved, of the 3.5 billion additional shares of capital stock being authorized, approximately 2.7 billion will immediately be reserved for issuance upon exercise of warrants we have agreed to issue to investors in the financing transaction and for use in the tender offer. The common stock underlying the warrants that have been and are anticipated to be issued in connection with the financing transaction, the shares of common stock anticipated to be issued in the tender offer and the common stock underlying the warrants issued to the counterparties to the Override Agreement, will represent approximately 94.5% of our common stock on a fully diluted basis. The approximately 800 million remaining authorized shares may be issued at the discretion of the Board of Directors, without further shareholder approval, for various purposes, including (without limitation) raising capital and providing incentives to employees, officers, directors and other persons expected to provide significant services to us.

Did the Board of Directors consider alternatives to the financing transaction?

Yes, the Board of Directors unanimously approved the proposal you are voting on only after thoroughly considering the reasonably available alternatives. On March 19, 2008, we initiated a public offering of $1 billion in convertible senior subordinated notes. However, that proposed offering failed to attract enough investor interest to satisfy the capital-raising condition of the Override Agreement, and our management team and Board of Directors continued to explore reasonably available options to preserve shareholder value, including, but not limited to, asset liquidation, the sale of Thornburg Mortgage to a third party, and even filing for bankruptcy, which would have triggered an immediate default under our reverse repurchase agreements and likely resulted in no recovery for our common and preferred shareholders.

For the good of our shareholders and the viability of Thornburg Mortgage going forward, the Board of Directors determined that the financing transaction with MatlinPatterson and the other investors, which included the proposed amendment to our charter, represented the best alternative reasonably available to us and our shareholders.

Charter amendment with respect to each outstanding series of our preferred stock

What exactly am I voting on?

Our financing transaction requires us to conduct a tender offer for shares of our preferred stock and to obtain an amendment to our charter that significantly reduces the rights of any preferred stock that remains outstanding. This amendment, among other things, will remove restrictive covenants that currently prohibit us from purchasing our preferred stock when all cumulative dividends on the related series of preferred stock have not been paid in full, make the dividends on the preferred stock non-cumulative and eliminate all accrued but unpaid dividends, and eliminate substantially all voting rights of the preferred stockholders.

Why would I vote for this amendment?

This amendment is required to be adopted as part of the tender offer that will be made for our preferred stock. Although this amendment does not affect the rights of the common stock, approval of the common stock and Series F Preferred Stock, voting together as a single class, is required to adopt this amendment under Maryland law and our charter. If the amendment is not approved, we will not be able to complete the tender offer and will not satisfy the conditions that will reduce the interest rate on the notes and permit the termination of the Principal Participation Agreement. As discussed above, the failure to approve this amendment will make it difficult for us to resume normalized business operations.

How do I vote and why?

How do I vote?

You can vote in a variety of convenient ways, including in-person at the 2008 Annual Meeting, via telephone, the Internet or traditional mail.

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In person. If you are a shareholder of record, you may vote your shares at the 2008 Annual Meeting in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the 2008 Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2008 Annual Meeting.

•	By mail. You can authorize a proxy to vote by completing, signing and dating your proxy card and returning it in the prepaid envelope accompanying it.

•	Over the Internet. You can authorize a proxy to vote over the Internet until 11:59 p.m., Eastern Time, on Wednesday, June 11, 2008, by following the instructions on your proxy card.

•	By telephone. You can authorize a proxy to vote by telephone until 11:59 p.m., Eastern Time, on Wednesday, June 11, 2008, by following the instructions on your proxy card.

How can I change my vote or revoke my proxy?

You have the right to revoke your proxy and change your vote at any time before the 2008 Annual Meeting by notifying our Corporate Secretary, or returning a later-dated proxy card. If you are a record holder, you may also revoke your proxy and change your vote by voting in person at the meeting.

Why should I vote?

As a shareholder, you are an owner of Thornburg Mortgage. Your vote is important to the outcome of the proposals described in the Proxy Statement and our future. We appreciate your vote, no matter the amount of your holdings.

What if I don’t vote?

We encourage all shareholders to vote, no matter the amount of your holdings. A failure to vote will have the same effect as a vote against Proposals 2 and 3.

How much of a vote is required to pass?

Proposals 2 and 3 require an affirmative vote of holders of our common stock and Series F Preferred Stock entitled to cast 66 2/3% of the votes entitled to be cast at the 2008 Annual Meeting, voting together as a single class.

Who can vote?

All holders of common stock and Series F Preferred Stock of record may attend. If you wish to vote your shares of common stock or Series F Preferred Stock at the 2008 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must provide instructions to your broker, bank or other nominee as to how you wish to vote your shares at the 2008 Annual Meeting. If you do not provide instructions, your broker, bank or other nominee will not vote your shares with respect to either Proposal 2 or 3.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. Sign and return all proxies to ensure that all of your shares are voted.

What if I have questions about the issues in the proxy or how to vote?

Who can help answer additional questions from shareholders?

If you have any questions about the 2008 Annual Meeting, the proxy issues or how to vote or revoke your proxy, you should contact:

Georgeson, Inc.

199 Water Street

New York, NY 10038

Telephone: (866) 399-8748

Where can I find information on my own?

More information is also available through documents posted on our Web site (www.thornburgmortgage.com) and through our filings with the Securities and Exchange Commission (www.sec.gov). In addition, you should receive through the mail a copy of the Proxy Statement relating to our Annual Meeting, which will contain detailed information concerning each of the Proposals. We strongly urge you to read the Proxy Statement.